Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3
(Form Type)

IMAC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	Rule 457(c)	10,328,948(1)	$0.4255(2)	$4,394,967.37(2)	0.0000927	$407.41	-	-	-	-

Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-

Carry Forward Securities

Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-

	Total Offering Amounts					$4,394,967.37		$407.41

	Total Fees Previously Paid							-

	Total Fee Offsets							-

	Net Fee Due							$407.41

(1)	Represents up to 10,328,948 shares of common stock issuable upon the exercise of the Series 1 Warrants and Series 2 Warrants granted by IMAC to the selling stockholders on August 16, 2022 at an exercise price of $0.95 per share.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales price of a share of IMAC’s common stock as reported by The Nasdaq Capital Market on September 23, 2022.